UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 28, 2021

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte
North Carolina
28209
(Address of principal executive offices, including zip code)
(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	NPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on August 2, 2021, the Board of Directors (the “Board”) of EnPro Industries, Inc., (the “Company”) appointed Eric A. Vaillancourt as the Company’s Interim President and Chief Executive Officer and announced the commencement of a search process to identify a permanent President and Chief Executive Officer. On November 28, 2021, the Board appointed Mr. Vaillancourt as the Company’s President and Chief Executive Officer. In connection with the appointment of Mr. Vaillancourt to these positions, on November 28, 2021, the Board expanded the size of the Board from nine to ten and elected Mr. Vaillancourt as a director to fill the resulting vacancy on the Board. In addition, the Board appointed Mr. Vaillancourt as Chair of the Executive Committee of the Board.

In connection with the appointment of Mr. Vaillancourt as President and Chief Executive Officer, on November 28, 2021 the Compensation and Human Resources Committee of the Board increased his annual base salary rate to $800,000 commencing on November 29, 2021 and, to reflect Mr. Vaillancourt’s responsibilities as President and Chief Executive Officer, including with respect to the period from August 2, 2021 for his service as Interim President and Chief Executive Officer, took the following actions to increase the amounts of his long-term incentive compensation and to align such awards, to the extent practical, to the terms of the respective form of awards made to him and the Company’s other executive officers as part of the annual award cycle in February 2021:

•awarded him restricted stock units for 4,712 shares of common stock to vest, subject to Mr. Vaillancourt’s continued employment, in equal installments on February 16, 2022, February 16, 2023 and February 16, 2024;
•awarded him stock options to purchase 10,265 shares of common stock at an exercise price of $106.10 per share (the closing price per share of the Company’s common stock on the New York Stock Exchange on Friday, November 26, 2021, which was the last trading day preceding the date of the award), which stock options vest and become exercisable, subject to Mr. Vaillancourt’s continued employment, in equal installments on February 25, 2022, February 25, 2023 and February 25, 2024; and
•awarded him additional long-term incentive performance share units that are denominated in share units and payable in cash (“Performance Shares Awards”), having the same terms and conditions, including threshold, target and maximum performance levels and performance measure (i.e., the Company’s total shareholder return compared to the same measure of the S&P SmallCap 600 Capital Goods (Industry Group) Index), as the Performance Share Awards granted to the Company’s executive officers in February 2021 for the three-year performance cycle ending December 31, 2023 (except that the performance period for the Performance Share Awards granted to Mr. Vaillancourt is the three-year period ending December 31, 2024), with a payout based on the value of 3,534 shares of the Company’s common stock upon achievement at the target performance level.

Item 7.01    Regulation FD Disclosure.

On November 29, 2021, the Company issued a press release announcing the appointment of Mr. Vaillancourt as the Company’s President and Chief Executive Officer. A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished in Item 7.01, including Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of EnPro Industries, Inc. dated November 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date:    December 1, 2021

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary

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